Exhibit 10.5

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.  Redacted portions are indicated with the notation “[***]”.
NOBLE CORPORATION

PERFORMANCE-VESTED CASH AWARD (INDUCEMENT AWARD) AGREEMENT

THIS PERFORMANCE-VESTED CASH AWARD (INDUCEMENT AWARD) AGREEMENT (this “Instrument”), effective as of July 1, 2020, by and between Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Robert W. Eifler (“Employee”), evidences the performance-vested Cash Award (as defined in the Noble Corporation 2015 Omnibus Incentive Plan, as amended (the “Plan”)) granted hereunder to Employee and sets forth the restrictions, terms and conditions that apply thereto.

W I T N E S S E T H:
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and the Board previously determined that Employee shall be granted one or more Inducement awards (the “Inducement Awards”) under the Plan totaling $1,800,000 and in connection with, and effective as of the May 21, 2020 date of Employee’s appointment to Chief Executive Officer of the Company (the “Transition Date”);

WHEREAS, the Inducement Awards have not previously been granted to Employee, and the Committee and the Board have since determined that the Company’s 2020 compensation program shall be restructured to better align the compensation provided thereunder with the Company’s current circumstances and employee retention priorities (the “Compensation Restructuring”);

WHEREAS, Employee understands how the Compensation Restructuring shall relate to him, and in connection therewith, the Committee has determined that it is desirable to grant a portion of the Inducement Awards to Employee in the form of a performance-vested Cash Award pursuant to the Plan; and

WHEREAS, pursuant to the Plan, the Committee has determined that the performance-vested Cash Award so granted shall be subject to the restrictions, terms and conditions set forth in this Instrument, and Employee desires to accept such award subject to such terms and conditions;

NOW, THEREFORE, a performance-vested Cash Award is hereby granted to Employee as follows:

1.     Performance-Vested Cash Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants a $990,000 Cash Award (the “Awarded Cash Amount”) to Employee pursuant to the Plan. The Awarded Cash Amount is being granted to Employee effective as of the date of this Instrument (the “Effective Date”), and shall be paid to Employee as soon as practicable following the grant thereof, but shall remain subject to service-based and performance-based clawback restrictions pursuant to the Plan and this Instrument (“Clawback Restrictions”). Pursuant to such

Exhibit 10.5

Clawback Restrictions, the Awarded Cash Amount shall not be deemed to be vested, unless and until such time that the Clawback Restrictions shall lapse as set forth below.

2.     Vesting and Clawback Restrictions. Determinations regarding vesting and the corresponding lapse of Clawback Restrictions under this Instrument shall relate to the portion of the Awarded Cash Amount that remains outstanding under this Instrument as set forth below (the “Outstanding Cash Amount”).
(a)    Service-Based Clawback Restrictions. No portion of the Awarded Cash Amount shall vest, and Employee shall be obligated to repay the Awarded Cash Amount to the Company (i.e., the Clawback Restrictions shall apply to the Awarded Cash Amount), upon the termination of Employee’s employment with the Company (including any of its affiliates) during the Restricted Period (as defined in the attached Schedule I) for any reason other than (i) death of Employee, (ii) Disability of Employee, (iii) the Company’s termination of Employee’s employment other than for Cause (as defined below) or (iv) Employee’s voluntary termination of employment due to Good Reason (as defined below). Any such event of termination described in clauses (i) through (iv) of the preceding sentence is referred to herein as “Qualified Termination” and any such termination that is not a result of a Qualified Termination is referred to herein as a “Service Clawback Trigger Event”. Any repayment required pursuant to this Section 2(a) shall be paid by Employee to the Company within fifteen days after receipt by Employee of the associated repayment instructions relating to the Service Clawback Trigger Event, it being understood that repayment instructions will be provided to Employee promptly following the occurrence of such Service Clawback Trigger Event. No vesting determinations shall be made with respect to the Outstanding Cash Amount under Section 2(b) or (c) below after the occurrence of such Service Clawback Trigger Event and any prior determinations made under such Sections shall be deemed void and without any effect.

(b)    Performance-Based Clawback Restrictions.
(i)The applicable performance-related vesting and corresponding lapse of the Clawback Restrictions of the Outstanding Cash Amount as applicable with respect to the remaining 2020 goals and performance measures shall (as further described below) be determined and certified, confirmed or approved in writing by the Committee. The Committee shall make the foregoing determinations as soon as practicable after the end of each “Performance Cycle” as defined in the attached Schedule I, but in no event later than 60 days after the end of such Performance Cycle (the “Determination Date”).
(ii)Subject to all applicable Clawback Restrictions herein, the portion of any Outstanding Cash Amount that shall vest, if at all, and for which the corresponding Clawback Restrictions shall lapse, shall be based on the applicable “Final Performance Percentage” that the Committee determines and certifies, confirms or approves as being achieved under the “Performance Measures” as further described in the attached Schedule I.
(iii)If at least a “Threshold” performance level (as described in Annex I to Schedule I) is achieved during the Performance Cycle (“Qualifying Performance”), then, subject to all applicable Clawback Restrictions herein, some portion of the Outstanding Cash Amount determined under the attached Schedule I (“Certified Cash Amount”) shall be eligible to vest and the corresponding Clawback Restrictions shall lapse with respect to such portion, in each case as determined pursuant to Annex I and Annex II to Schedule I. For the avoidance of doubt, if Qualifying Performance is not achieved with respect to any of the Performance Cycles, then no portion of the Outstanding Cash Amount shall vest with respect to the Performance Cycles and Employee shall be obligated to repay the entire Outstanding Cash

Exhibit 10.5

Amount to the Company (i.e., the Clawback Restrictions shall apply to the entire Outstanding Cash Amount).

(iv)If Qualifying Performance is achieved with respect to a Performance Cycle as determined pursuant to Annex I to Schedule I, but the “Final Performance Percentage” (as further described in Annex I to Schedule I) is less than 100%, then, subject to all applicable Clawback Restrictions set forth herein, (w) less than 100% of the Outstanding Cash Amount related to the Performance Cycle shall vest, (x) the Clawback Restrictions shall lapse with respect to such vested portion of the Outstanding Cash Amount, (y) the Clawback Restrictions shall apply to the remainder of the Outstanding Cash Amount that does not vest and (z) Employee shall be obligated to repay the applicable portion of the Outstanding Cash Amount that does not vest to the Company (i.e., based on the extent to which such Outstanding Cash Amount exceeds the portion thereof that vests as the Certified Cash Amount).
(v)Any repayment required pursuant to this Section 2(b) shall be paid by Employee to the Company within fifteen days after receipt by Employee of the associated repayment instructions relating to the Determination Date for the final Performance Cycle, it being understood that repayment instructions will be provided to Employee promptly following the occurrence of such Determination Date.

(c)    Qualified Termination Clawback Restrictions. If Employee’s employment terminates during the Restricted Period due to a Qualified Termination, then, if applicable, a portion of the Outstanding Cash Amount shall not vest and Employee shall be obligated to repay such portion of the Outstanding Cash Amount to the Company (i.e., the Clawback Restrictions shall apply to such portion of the Outstanding Cash Amount) (the “Excluded Amount”). The Excluded Amount shall be determined by multiplying the Outstanding Cash Amount by a fraction, (x) the numerator of which is the number of calendar months remaining in 2020 that end after the date of Employee’s Qualified Termination, and (y) the denominator of which is 6. Any repayment required pursuant to this Section 2(c) shall be paid by Employee to the Company within fifteen days after receipt by Employee of the associated repayment instructions relating to Employee’s Qualified Termination (the “Early Clawback Trigger Event”), it being understood that repayment instructions will be provided to Employee promptly following the occurrence of such Early Clawback Trigger Event (and references to Employee in this sentence include the parties, as applicable, described in Section 8 below). Thereafter, the Outstanding Cash Amount shall be reduced by an amount equal to the Excluded Amount, and such Outstanding Cash Amount, as so reduced, shall remain eligible for vesting under this Instrument as the Certified Cash Amount subject to the achievement of Qualifying Performance.

For purposes of this Instrument, transfers of employment without interruption of service between or among the Company and any of its affiliates shall not be considered a termination of employment.

3.     Definitions.
(a)    For purposes of this Instrument, “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties for the Company (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness); or (ii) the willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliates, monetarily or otherwise.

Exhibit 10.5

For purposes of this provision, no act, or failure to act, on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company and its affiliates.

(b)    For purposes of this Instrument, “Good Reason” shall mean any of the following (without Employee’s express written consent): (i) a material diminution in Employee’s base salary other than any diminution effected as a part of, and consistent with, a general reduction in salaries also applicable to other similarly situated employees, or (ii) the Company’s requiring Employee to be based at any office or location that is more than 50 miles from Employee’s principal office or location other than such a change in office or location where there is no material diminution in Employee’s general overall responsibility. Notwithstanding the foregoing, Employee shall not have the right to terminate Employee’s employment hereunder for Good Reason unless (x) within 60 days of the initial existence of the condition or conditions giving rise to such right Employee provides written notice to the Corporate Secretary of the Company of the existence of such condition or conditions, and (y) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Employee must terminate his employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

4.     Withholding Taxes. The Company may withhold from any amounts payable under this Instrument such federal, state, local, foreign or other taxes of any kind that are required to be withheld pursuant to any applicable law or regulation.

5.     Non-Assignability. This Instrument is not assignable or transferable by Employee. No right or interest of Employee under this Instrument or the Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law, either in such form as is acceptable to the Committee), and no such right or interest shall be liable for or subject to any debt, obligation or liability of Employee.

6.     Other Defined Terms; Plan Provisions. Unless the context clearly indicates otherwise, the capitalized terms used (and not otherwise defined) in this Instrument shall have the meanings assigned to them under the provisions of the Plan. The Awarded Cash Amount subject to this Instrument shall be governed by and subject to all applicable provisions of the Plan. This Instrument is subject to the Plan, and the Plan shall govern where there is any inconsistency between the Plan and this Instrument.

7.     Governing Law. This Instrument shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof, except to the extent Texas law is preempted by federal law of the United States or by the laws of England and Wales.

Exhibit 10.5

8.     Binding Effect. This Instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

9.     Prior Communications; Amendment. This Instrument, together with any Schedules, Exhibits and Annexes and any other writings referred to herein or delivered pursuant hereto, evidences the Award granted hereunder, which shall be subject to the restrictions, terms and conditions hereof, and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. To the fullest extent provided by applicable law, this Instrument may only be amended, modified and supplemented in accordance with the applicable terms and conditions set forth in the Plan.

10.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if directed in the manner specified below, to the parties at the following addresses and numbers:

(a)     If to the Company, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

Noble Corporation plc
c/o Noble Drilling Services Inc.
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478-3686
Attention: Corporate Secretary
Fax: 281-491-2092

With a copy to:

Chairman of Compensation Committee
of Noble Corporation plc
c/o Noble Drilling Services Inc.
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478-3686
Fax: 281-491-2092

(b)    If to Employee, when delivered by hand, confirmed fax or mail (registered or certified mail with postage prepaid) to:

The last known address and number for Employee as maintained in the personnel records of the Company

Exhibit 10.5

For purposes of this Section 10, the Company shall provide Employee with written notice of any change of the Company’s address, and Employee shall be responsible for providing the Company with proper notice of any change of Employee’s address pursuant to the Company’s personnel policies, and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

11.     Severability. If any provision of this Instrument is held to be unenforceable, this Instrument shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects the restrictions, terms and conditions set forth in this Instrument shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

12.     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Instrument, and shall not affect in any manner the meaning or interpretation of this Instrument.

13.     Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

14.     References. The words “this Instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Instrument as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Instrument, such words shall be deemed to be followed by the words “without limitation.”

15.     Compliance with Code Section 409A. The compensation payable to or with respect to Employee pursuant to the Awarded Cash Amount is intended to be compensation that is not subject to the tax imposed by Code Section 409A, and this Instrument shall be administered and construed to the fullest extent possible to reflect and implement such intent.

Exhibit 10.5

IN WITNESS WHEREOF, the Company and Employee have entered into this Instrument as of the date first above written.
NOBLE CORPORATION PLC

By:    /s/ William E. Turcotte
William E. Turcotte
Senior Vice President, General Counsel
and Corporate Secretary

EMPLOYEE

/s/ Robert W. Eifler
Robert W. Eifler

Exhibit 10.5

SCHEDULE I
NOBLE CORPORATION
KEY TERMS FOR THE 2020 PERFORMANCE CYCLE
PERFORMANCE-VESTED CASH AWARD (INDUCEMENT AWARD)

The Committee has determined and specifies that the following Performance Cycle, Restricted Period and Performance Measures (each as defined below), shall be applied with respect to the Awarded Cash Amount:
1.    Performance Cycle. Each of the third and fourth calendar quarters for 2020 shall be a “Performance Cycle”.
2.    Restricted Period. The “Restricted Period” applicable to this Instrument shall begin on the Transition Date and shall end as of the later of (i) the first anniversary of the Transition Date (the “One-Year Period”), or (ii) in the event the Company is subject to chapter 11 bankruptcy protection under the U.S. Bankruptcy Code as of the close of the One-Year Period, such time that the bankruptcy court (x) approves the Company’s chapter 11 plan of reorganization, (y) converts the Company’s chapter 11 plan of reorganization to a chapter 7 liquidation proceeding, or (z) dismisses the Company’s bankruptcy proceeding, whichever is earliest and without regard to any appeal of any order of the bankruptcy court in connection with clauses (x), (y) or (z) above.
3.    Performance Measures. The “Performance Measures” applicable to this Instrument consist of the EBITDA Measure, the Unpaid Downtime Measure and the Safety Measure (each as defined in Annex I below). The level of performance under each of these Performance Measures shall be determined with respect to each of the Performance Cycles in order to establish (i) the Certified Cash Amount, if any, and (ii) the extent to which the Outstanding Cash Amount shall vest and the corresponding lapse of Clawback Restrictions shall apply. Each Performance Measure shall be evaluated to determine its respective performance percentage as set forth on Annex I below. As further discussed in paragraph 4 below, the performance percentages that apply for the Performance Measures under both Performance Cycles shall be blended on a weighted average basis for purposes of clauses (i) and (ii) above.
4.    Vesting Calculation. As further described in Annex II below, the vesting calculation for the 50% portion of the Outstanding Cash Amount that relates to a Performance Cycle (“PC Tranche Amount”) shall be based on, as applicable, (i) the “Incremental Performance Percentage” for the Performance Cycle, (ii) the “Blended Performance Percentage” with respect to both Performance Cycles, and (iii) the “Final Performance Percentage” that relates to each Performance Cycle, in each case, as determined in accordance with Annex II below.

Exhibit 10.5

ANNEX I TO SCHEDULE I
2020 Performance Cycle
Performance-Vested Cash Award (Inducement Award)
Goals and Performance Measures
With respect to each of the Performance Cycles, performance relative to the following goals will be applied in determining the Certified Cash Amount for 2020. Achievement at levels between the points shown below will be determined via linear interpolation.

•	EBITDA Measure - Financial

EBITDA Measure (50% Weighting Separately for Q3 and Q4)
Level of Achievement	Threshold	Target	Maximum
OCA Multiple	0.50	1.00	2.00
Q3 2020 Goal	[***]	[***]	[***]
Q4 2020 Goal	[***]	[***]	[***]
The EBITDA Measure relates to EBITDA, which is defined as the Company’s earnings before the deduction of interest, tax, depreciation and amortization expenses, subject to adjustment to exclude extraordinary gains or losses, including the exclusion of restructuring related expenses and significant litigation expenses.

•	Unpaid Downtime Measure - Operational

Downtime Measure (25% Weighting Separately for Q3 and Q4)
Level of Achievement	Threshold	Target	Maximum
OCA Multiple	0.50	1.00	2.00
Q3 / Q4 2020 Goal	3.5%	2.75%	2%
The Unpaid Downtime Measure is calculated based on the total number of unpaid repair days divided by the total operating days. Any unpaid days that may occur relating to or as a result of the COVID-19 pandemic are to be excluded when calculating the downtime percentage.

•	Safety Measure - Other

Safety Measure (25% Weighting Separately for Q3 and Q4)
Level of Achievement	Threshold	Target	Maximum
OCA Multiple	0.50	1.00	2.00
Q3 / Q4 2020 Goal TRIR Rate	0.65	0.50	0.35
The Safety Measure is based on the Total Recordable Incident Rate (“TRIR”) which is calculated based upon the total number of recordable work-related injuries or illnesses multiplied by 200,000 and then divided by hours worked, pursuant to the guidelines set forth by the International Association of Drilling Contractors (the “IADC”).

Exhibit 10.5

ANNEX II TO SCHEDULE I
2020 Performance Cycle
Performance-Vested Cash Award (Inducement Award)

Performance Percentages for the Performance Cycles

Incremental Performance Percentage. With respect to each Performance Cycle and on the Determination Date related thereto, the Committee shall determine the applicable Incremental Performance Percentage that relates to such Performance Cycle, as follows:

Incremental Performance Percentage Determination
	Weighting (A)	OCA Multiple (Interpolated) (B)	Performance Percentage (A × B)
EBITDA Measure	50%	[Based on Actual Performance]	[Percentage Result 1]
Unpaid Downtime Measure	25%	[Based on Actual Performance]	[Percentage Result 2]
Safety Measure	25%	[Based on Actual Performance]	[Percentage Result 3]
Totals:	100%	N/A	Sum of Results 1 - 3

The “Sum of Results 1-3” in the chart above shall equal the Incremental Performance Percentage, it being understood that, notwithstanding such “Sum of Results 1-3”, in no event shall the Incremental Performance Percentage exceed 100%.

Blended Performance Percentage. With respect to the Determination Date that relates to the final Performance Cycle, the Committee shall also determine the applicable Blended Performance Percentage that relates to both Performance Cycles, as follows:

Blended Performance Percentage Determination
	Weighting (A)	OCA Multiple (Interpolated) (B)	Performance Percentage (A × B)
EBITDA Measure Q3	25%	[Based on Actual Performance]	[Percentage Result 1]
Unpaid Downtime Measure Q3	12.5%	[Based on Actual Performance]	[Percentage Result 2]
Safety Measure Q3	12.5%	[Based on Actual Performance]	[Percentage Result 3]
EBITDA Measure Q4	25%	[Based on Actual Performance]	[Percentage Result 4]
Unpaid Downtime Measure Q4	12.5%	[Based on Actual Performance]	[Percentage Result 5]
Safety Measure Q4	12.5%	[Based on Actual Performance]	[Percentage Result 6]
Totals:	100%	N/A	Sum of Results 1 - 6
The “Sum of Results 1-6” in the chart above shall equal the Blended Performance Percentage, it being understood that, notwithstanding such “Sum of Results 1-6”, in no event shall the Blended Performance Percentage exceed 100%.

Final Performance Percentage. With respect to each Performance Cycle, the Final Performance Percentage shall be applied to determine the extent to which the related PC Tranche Amount shall vest and the corresponding performance related Clawback Restrictions applicable thereto shall lapse. In connection with the foregoing, the Final Performance Percentage shall be based on, as applicable, the Incremental Performance Percentage for such Performance Cycle or the Blended Performance Percentage, whichever is closest to or equals 100% (assuming either the Incremental Performance Percentage or the Blended Performance Percentage is less than 100%).